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                                  POTOMAC FUNDS
                             POTOMAC INSURANCE TRUST

                              SUBADVISORY AGREEMENT

         This Subadvisory Agreement is made as of November 1, 2002, between Rafferty Asset Management, LLC, a New York limited liability corporation (the "Adviser"), and Gustafson Baxter Financial Services, Inc., an Ohio corporation (the "Subadviser").

         WHEREAS, the Adviser has by separate contract agreed to serve as the investment adviser to each fund listed in Schedule A hereto (each a "Fund" and collectively, the "Funds"), which are series of the Potomac Funds and series of the Potomac Insurance Trust (each, a "Trust"), both Massachusetts business trusts registered under the Investment Company Act of 1940, as amended ("1940 Act"), as open-end diversified management investment companies consisting of one or more investment series of shares, each having its own assets and investment policies;

         WHEREAS, the Adviser's contract with the Funds allows it to delegate certain investment advisory services to other parties; and

         WHEREAS, the Adviser desires to retain the Subadviser to perform certain investment subadvisory services for the Funds, and the Subadviser is willing to perform such services;

         NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

         1.       SERVICES TO BE RENDERED BY THE SUBADVISER TO THE FUNDS.

                  (a) Investment Program. Subject to the control and supervision of the Board of Trustees of each Trust and the Adviser, the Subadviser shall, at its expense and on a regular basis, direct, through the Adviser, the allocation of each Fund's assets among specific asset categories. The Adviser shall implement the Subadviser's allocation decisions for each Fund by selecting the particular securities that will comprise the asset categories in which such Fund will invest and place all brokerage orders for the purchase and sale of those securities. The Adviser and Subadviser shall consult regularly regarding this investment process. In the performance of its duties, the Subadviser will act in the best interests of each Fund and will comply with (i) applicable laws and regulations, including, but not limited to, the 1940 Act, (ii) the terms of this Agreement, (iii) the stated investment objective, policies and restrictions of each Fund, as stated in the then-current Registration Statement of such Fund, and
         (iv) such other guidelines as the Trustees or Adviser may establish. The Adviser shall be responsible for providing the Subadviser with each Trust's Declaration of Trust and all amendments thereto or restatements thereof, each Trust's By-Laws and amendments thereto, resolutions of each Trust's Board of Trustees authorizing the appointment of Subadviser and approving this Agreement and current copies of the materials specified in Subsections (a)(iii) and (iv) of this Section 1.
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                  (b)      Availability of Personnel. The Subadviser will make
         available to the Trustees and the Adviser at reasonable times its appropriate personnel in order to review investment policies of each Fund and to consult with the Trustees and the Adviser regarding the investment affairs of the Funds, including economic, statistical and investment matters relevant to the Subadviser's duties hereunder, and will provide periodic reports to the Adviser relating to the portfolio strategies it employs.

                  (c) Salaries and Facilities. The Subadviser, at its expense, will pay for all salaries of its personnel and facilities required for it to execute its duties under this Agreement.

                  (d) Compliance Reports. The Subadviser will provide the Adviser with such compliance reports relating to its duties under this Agreement as may be agreed upon by such parties from time to time.

                  (e) Expenses. The Subadviser shall not be obligated to pay any expenses of or for the Funds not expressly assumed by the Subadviser pursuant to this Agreement.

         2. BOOKS AND RECORDS. Pursuant to Rule 31a-3 under the 1940 Act, the Subadviser agrees that: (a) all records it maintains for each Fund are the property of such Fund; (b) it will surrender promptly to each Fund or the Adviser any such records upon such Fund's or Adviser's request; (c) it will maintain for each Fund the records that such Fund is required to maintain pursuant to Rule 31a-1 insofar as such records relate to the investment affairs of that Fund; and (d) it will preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records it maintains for each Fund. Notwithstanding subsection (b) above, the Subadviser may maintain copies of such records to comply with its recordkeeping obligations.

         3. OTHER AGREEMENTS. The Subadviser and persons controlled by or under common control with the Subadviser have and may have advisory, management service or other agreements with other organizations and persons, and may have other interests and businesses. Nothing in this Agreement is intended to preclude such other business relationships.

         4. COMPENSATION. The Adviser will pay to the Subadviser as compensation for the Subadviser's services rendered pursuant to this Agreement a subadvisory fee as set forth in Schedule A, which schedule can be modified from time to time, subject to the appropriate approvals required by the 1940 Act. Such fees shall be paid by the Adviser (and not by the Funds). Such fees shall be payable for each month within 15 business days after the end of such month. If the Subadviser shall serve for less than the whole of a month, the compensation as specified shall be prorated.

         5. AMENDMENT OF AGREEMENT. This Agreement shall not be materially amended unless such amendment is approved by the vote, cast in person at a meeting called for the purpose of voting on such approval, of a majority of the members of the Board of Trustees who are not interested persons of the Funds, the Adviser or the Subadviser (the "Independent Trustees") and, to the extent required by the 1940 Act, by the affirmative vote of a majority of the outstanding shares of the Funds. The Subadviser agrees to notify the Adviser of any anticipated change in control of


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the Subadviser as soon as such change is reasonably anticipated and, in any event, prior to such change.

         6. DURATION AND TERMINATION OF THE AGREEMENT. This Agreement shall become effective upon its execution; provided, however, that this Agreement shall not become effective unless it has first been approved (a) by a vote of the Independent Trustees, cast in person at a meeting called for the purpose of voting on such approval, and (b) by an affirmative vote of a majority of the outstanding voting shares of a Fund. This Agreement shall remain in full force and effect continuously thereafter, except as follows:

                  (a) By vote of a majority of the (i) Independent Trustees, or (ii) outstanding voting shares of a Fund, such Fund may at any time terminate this Agreement, without the payment of any penalty, by providing not more than 60 days' written notice delivered or mailed by registered mail, postage prepaid, to the Adviser and the Subadviser.

                  (b) This Agreement will terminate automatically, without the payment of any penalty, unless within two years after its initial effectiveness and at least annually thereafter, the continuance of the Agreement is specifically approved by (i) the Board of Trustees or the shareholders of a Fund by the affirmative vote of a majority of the outstanding shares of such Fund, and (ii) a majority of the Independent Trustees, by vote cast in person at a meeting called for the purpose of voting on such approval. If the continuance of this Agreement is submitted to the shareholders of a Fund for their approval and such shareholders fail to approve such continuance as provided herein, the Subadviser may continue to serve hereunder in a manner consistent with the 1940 Act and the rules thereunder.

                  (c) The Adviser may at any time terminate this Agreement, without the payment of any penalty, by not less than 60 days' written notice delivered or mailed by registered mail, postage prepaid, to the Subadviser, and the Subadviser may at any time, without the payment of any penalty, terminate this Agreement by not less than 90 days' written notice delivered or mailed by registered mail, postage prepaid, to the Adviser.

                  (d) This Agreement automatically and immediately shall terminate, without the payment of any penalty, in the event of its assignment or if the Investment Advisory Agreement between the Adviser and a Fund shall terminate for any reason.

                  (e) Any notice of termination served on the Subadviser by the Adviser shall be without prejudice to the obligation of the Subadviser to complete transactions already initiated or acted upon with respect to a Fund. Upon termination without reasonable notice by the Adviser, the Subadviser will be paid certain previously agreed upon expenses the Subadviser necessarily incurs in terminating the Agreement.

         Upon termination of this Agreement, the duties of the Adviser delegated to the Subadviser under this Agreement automatically shall revert to the Adviser.

         7. NOTIFICATION OF THE ADVISER. The Subadviser promptly shall notify the Adviser in


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writing of the occurrence of any of the following events:

                  (a) the Subadviser shall fail to be registered as an investment adviser under the Investment Advisers Act of 1940, as amended;

                  (b) the Subadviser shall have been served or otherwise have notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Fund; or

                  (c) any other occurrence that reasonably could have a material adverse impact on the ability of the Subadviser to provide the services provided for under this Agreement.

         8. DEFINITIONS. For the purposes of this Agreement, the terms "vote of a majority of the outstanding shares," "affiliated person," "control," "interested person" and "assignment" shall have their respective meanings as defined in the 1940 Act and the rules thereunder subject, however, to such exemptions as may be granted by the Securities and Exchange Commission ("SEC") under said Act; and references to annual approvals by the Board of Trustees shall be construed in a manner consistent with the 1940 Act and the rules thereunder.

         9. LIABILITY OF THE SUBADVISER. In the absence of its bad faith, negligence or reckless disregard of its obligations and duties hereunder, the Subadviser shall not be subject to any liability to the Adviser, a Fund, each Trust or their directors, Trustees, officers or shareholders, for any act or omission in the course of, or connected with, rendering services hereunder. However, the Subadviser shall indemnify and hold harmless such parties from any and all claims, losses, expenses, obligations and liabilities (including reasonable attorneys fees) which arise or result from the Subadviser's bad faith, negligence or reckless disregard of its duties hereunder.

         10. LIABILITY OF TRUSTEES AND SHAREHOLDERS. Any obligations of a Fund under this Agreement are not binding upon the Trustees or the Shareholders individually but are binding only upon the assets and property of such Fund.

         11. GOVERNING LAW. This Agreement shall be construed in accordance with the laws of the State of Massachusetts, without giving effect to the conflicts of laws principles thereof, and in accordance with the 1940 Act. To the extent that the applicable laws of the State of Massachusetts conflict with the applicable provisions of the 1940 Act, the latter shall control.

         12       SEVERABILITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

         13. MISCELLANEOUS. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. Where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is made less restrictive by a rule, or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, or order.


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         IN WITNESS WHEREOF, Rafferty Asset Management, LLC and Gustafson Baxter
Financial Services, Inc. have each caused this instrument to be signed in duplicate on its behalf by its duly authorized representative, all as of the day and year first above written.

Attest:                                     RAFFERTY ASSET MANAGEMENT, LLC




By:                                         By:
   ------------------------------              ---------------------------------
                                               Name:  Daniel D. O'Neill
                                               Title:    Managing Director




Attest:                                     GUSTAFSON BAXTER FINANCIAL
                                              SERVICES, INC.




By:                                         By:
   ------------------------------              ---------------------------------
                                               Name:
                                               Title:


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                                   SCHEDULE A
                                     TO THE
                                  POTOMAC FUNDS
                                       AND
                             POTOMAC INSURANCE TRUST
                              SUBADVISORY AGREEMENT
                                     BETWEEN
                         RAFFERTY ASSET MANAGEMENT, LLC
                                       AND
                    GUSTAFSON BAXTER FINANCIAL SERVICES, INC.

         As compensation pursuant to section 4 of the Subadvisory Agreement between Rafferty Asset Management, LLC (the "Adviser") and Gustafson Baxter Financial Services, Inc. (the "Subadviser"), the Adviser shall pay the Subadviser a subadvisory fee, computed and paid monthly, at the following percentage rates of the average daily net assets under management by the
Subadviser:

Potomac Warwick Fund

        Assets under management of up to $40 million                     0.40%
        Assets under management between $40 million and $100 million     0.60%
        Assets under management in excess of $100 million                0.70%




Dated:  November 1, 2002